Exhibit 4.12

AMENDMENT NUMBER FIVE
TO THE
GREAT LAKES SAVINGS PLAN

THIS AMENDMENT NUMBER FIVE is executed this           day of                         , 2004 by Great Lakes Chemical Corporation (“Corporation”).

WITNESSETH:

WHEREAS, the Corporation adopted the Great Lakes Savings Plan (“Plan”) effective as of May 1, 1985, most recently restated the Plan in its entirety effective as of January 1, 2003,  and later amended the Plan four times; and

WHEREAS, the Corporation wishes to change the Plan as provided herein;

NOW, THEREFORE, the Plan is hereby amended, effective as provided herein, as follows:

1.                                       Effective January 1, 2004, Section 2.01(s), “Eligible Employee,” shall be amended by adding the following sentence to the end thereof, to be and read as follows:

(s)                                  Notwithstanding the above, expatriates shall be eligible to participate in the Plan in accordance with the terms and conditions of his/her assignment agreement with an Employer.

2.                                       Effective January 1, 2004, Section 4.02(b) is amended to read as follows:

(b)                                 Pre-Tax Contributions shall reduce the cash compensation otherwise payable to a Participant and shall be paid in cash to the Trustee by the Employer on a basis consistent with its payroll practices within a reasonable period after being withheld from the Participant’s cash compensation and within the time period prescribed by law.  Pre-Tax Contributions made on behalf of a Participant for a Plan Year shall be allocated to the Participant’s Pre-Tax Contribution Account as of the earlier of the date on which they are contributed to the Trust or the last day of the Plan Year.

3.                                       Effective November 1, 2004, Section 4.03, “Matching Contributions,” is amended to read as follows:

Section 4.03.  Matching Contributions.

(a)                                  Unless the Board of Directors determines otherwise before the beginning of a Plan Year, the Employer shall contribute the following Matching Contributions on behalf of each Participant:

(1)                                  with respect to each payment of Plan Compensation, a Matching Contribution equal to fifty percent (50%) of the Pre-Tax Contributions of the Participant with respect to such payment to the extent that such Pre-Tax Contributions do not exceed six percent (6%) of the Participant’s Plan Compensation included in such payment; and

(2)                                  an additional Matching Contribution on behalf of each Participant who made Pre-Tax Contributions with respect to the Plan Year and who is an Employee on the last day of the Plan Year equal to the excess, if any, of

(a)                                  fifty percent (50%) of the Participant’s Pre-Tax Contributions for the Plan Year to the extent that such Pre-Tax Contributions do not exceed six percent (6%) of the Participant’s Plan Compensation for the Plan Year, over

(b)                                 the Matching Contributions made for such Participant for the Plan Year pursuant to paragraph (1) above.

(b)                                 Matching Contributions made on behalf of a Participant shall be made in Company Stock or cash, in which case the cash shall be used promptly to purchase Company Stock on the open market.

(c)                                  Matching Contributions made on behalf of a Participant pursuant to Subsection (a)(1) shall be allocated to the Participant’s Matching Account at the same time as the related Pre-Tax Contributions are allocated to his Pre-Tax Contributions Account.  Matching Contributions made on behalf of a Participant pursuant to Subsection (a)(2) shall be allocated to the Participant’s Matching Account as of the last day of the Plan Year.

(d)                                 If a Participant is employed by more than one (1) Employer during a Plan Year, the portion of the total Matching Contributions of the Participant for the Plan Year that is paid by each Employer shall be based on the percentage of the Pre-Tax Contributions of the Participant for the Plan Year paid by the Employer.

4.                                       Effective January 1, 2005, Section 11.02, “Investments,” is amended to read as follows:

Section 11.02.  Investments.

(a)                                  Each Participant shall have the right to direct the investment of his Accounts in accordance with this Section.

(b)                                 Subject to the limitations of Section 11.03, contributions shall be invested as elected by the Participant, or as subsequently changed, on the Applicable Form filed with the Administrator, subject to such conditions as it may prescribe.

(c)                                  Contributions shall be invested in multiples of five percent (5%) in any one (1) or more of the Funds, as elected by the Participant on the Applicable Form filed with the Administrator, or its designee, or by such other means as may be provided for the Funds, subject to such conditions as the Administrator, or its designee, may prescribe.  If a Participant does not complete an Applicable Form electing the investment of his Accounts, his Accounts shall be invested in the Fund or Funds designated by the Administrator, from time to time.

(d)                                 A Participant may change his investment election with respect to contributions to be made thereafter.  Subject to Section 11.03 and the limitations of the Funds, a Participant may elect to transfer all or any portion of the Accounts of the Participant invested in any one (1) Fund to another Fund by filing a request on the Applicable Form with the Administrator, or its designee, or by such other means as may be provided for the Funds.  Certain Trading Impact Procedures may apply.

(e)                                  Where excessive trading can undermine any of the Funds or exceed the available liquidity for any such Fund, the Company reserves the right to modify or suspend transfer and withdrawal privileges on any of the Funds, at any time, upon notice to Participants.

(f)                                    A reasonable annual administrative fee, as determined by the Administrator, may be charged to the Accounts of a Participant who has Terminated Employment or Retired for related expenses after the first Plan Year of the Participant’s Termination of Employment or Retirement.

5.                                       Effective January 1, 2005, Section 11.03 “Company Stock,” shall be amended to be and read as follows:

Section 11.03.                       Company Stock.

(a)                                  Participants may direct the investment of their Accounts into Company Stock as provided in Section 11.02.  In addition, as provided under Article IV, certain Matching Contributions shall be made in Company Stock or cash used to purchase Company Stock on the open market.

(b)                                 No employer securities shall be distributed from the Plan for any type of Plan distribution, whether Retirement, Termination of Employment, death, in-service withdrawal or loan.  All Company Stock shall be liquidated under the Plan, as allowed under the terms and conditions of the Plan, in order to effectuate any distribution.  All distributions from the Plan shall be paid in cash.

(c)                                  Elections with respect to investments in Company Stock by Participants who are members of the Board of Directors of the Company or who are officers of the Company within the meaning of Securities and Exchange

Commission Rule 16a-1(f), will be given effect only if one of the following conditions is met:

(1)                                  if the election is made in connection with the death, Disability, Retirement, or Termination of Employment of the Participant; or

(2)                                  the election is required to be made available to the Participant pursuant to the Internal Revenue Code; or

(3)                                  if the election involves a transfer of existing Account balances into Company Stock, it is not made within six (6) months following the most recent election, with respect to any employee benefit plan of the Company, that effected a transaction that was a disposition of Company Stock; or, if the election involves a transfer of Account balances out of the Company Stock, it is not made within six (6) months following the most recent election, with respect to any employee benefit plan of the Company, that effected a transaction that was an acquisition of Company Stock; or

(4)                                  if the election results in the investment of future contributions (e.g., new money) into Company Stock; or

(5)                                  the election is determined by the Trustee, based upon the advice of counsel to the Company, to be otherwise exempt from Section 16(b) of the Securities Exchange Act of 1934, as amended.

6.                                       Effective December 1, 2004, a new Article XVIII is added, which shall read as follows:

ARTICLE XVIII

TRANSFER OF ASSETS AND LIABILITIES WITH RESPECT TO TRANSFERRED PARTICIPANTS

Section 18.01.  Definitions.

For purposes of this Article, the following terms shall have the meanings specified below:

(a)                                  “New WIL” means WIL Research Laboratories, LLC.

(b)                                 “New WIL Plan” means a qualified retirement plan containing a qualified cash or deferred arrangement established by New WIL for the benefit of eligible employees.

(c)                                  “Old WIL” means WIL Research Laboratories, Inc.

(d)                                 “Transferred Participant” means a Participant who (i) was employed by Old WIL immediately before the sale of Old WIL’s assets to New WIL and (ii) is an employee of New WIL on January 1, 2005.

Section 18.02.  Transfer of Assets and Liabilities to New WIL Plan.

(a)                                  Subject to the following provisions of this Section, as soon as administratively feasible after January 1, 2005, the Plan shall transfer in a trust-to-trust-transfer to the trust for the New WIL Plan the assets and liabilities of the Plan with respect to Transferred Participants.  After such transfer, the Plan shall have no further obligations with respect to any Transferred Participant.

(b)                                 The transfer required by Subsection (a) shall comply in all respects with the applicable requirements of the Code, including Code Section 414(l), and it shall be conditioned on the Administrator’s prior receipt of documentation, including any agreement reasonably requested by the Administrator, deemed by the Administrator to be necessary or appropriate to assure compliance with the Code’s requirements.

(c)                                  Each Transferred Participant’s benefit under the New WIL Plan immediately after the transfer, determined as if the New WIL Plan had then terminated, shall be equal to or greater than his benefit under this Plan immediately before the transfer, determined as if this Plan had then terminated.

7.                                       In all other respects, the Plan shall remain unchanged.

This Amendment Number Five to the Plan is executed by the duly authorized officer of Great Lakes Chemical Corporation as of the date first above written.

GREAT LAKES CHEMICAL CORPORATION

By:

Title: